Exhibit 99.1

Paul Clark Joins Agenus Board of Directors

LEXINGTON, Mass., August 31, 2020 /PRNewswire/ — Agenus Inc. (NASDAQ: AGEN), an immuno-oncology company with an extensive pipeline of checkpoint antibodies, cell therapy, adjuvants, and vaccines designed to activate immune response to cancers and infections, today announced the election of Mr. Paul Clark to Agenus’ Board of Directors.

“I am delighted to welcome Paul Clark to our Board at this timely point as we prepare for the commercial launch of our first IO antibodies,” said Garo Armen, PhD, Chairman and CEO of Agenus. “Paul’s broad experience and success in pharmaceutical and biotech companies, which includes the development and the launch of multiple commercial products, as CEO and senior management, will be invaluable to Agenus as we transition into a commercial company with a very deep pipeline.”

“I am pleased to be part of the exciting future of Agenus,” said Paul Clark. “Agenus has multiple clinical candidates showing promising results, lead programs advancing to BLA in the near-term, and a pipeline of innovation that have the potential to provide important benefit to patients with cancer.”

Paul has over 30 years of experience in the pharmaceutical and biotechnology industry including President and CEO of ICOS and Executive Vice President and board member at Abbott Laboratories. Paul has board appointments at multiple technology, life sciences, and software companies, including Keysight Technologies and Agilent Technologies. Paul has also served on the strategic advisory board and as an operating partner of Genstar Capital, a middle market private equity firm which focuses on investments in selected segments of life sciences and healthcare services. Paul received his MBA from Dartmouth College, Amos Tuck School and his BS in Finance from the University of Alabama.

About Agenus

Agenus is a clinical-stage immuno-oncology company focused on the discovery and development of therapies that engage the body’s immune system to fight cancer. The Company’s vision is to expand the patient populations benefiting from cancer immunotherapy by pursuing combination approaches that leverage a broad repertoire of antibody therapeutics, adoptive cell therapies (through its AgenTus Therapeutics subsidiary), and proprietary cancer vaccine platforms. The Company is equipped with a suite of antibody discovery platforms and a state-of-the-art GMP manufacturing facility with the capacity to support clinical programs. Agenus is headquartered in Lexington, MA. For more information, please visit www.agenusbio.com and our Twitter handle @agenus_bio. Information that may be important to investors will be routinely posted on our website and twitter.

Agenus Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding our planned BLA filings and commercialization plans. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contact:

Agenus Inc.

Jennifer Buell, PhD

781-674-4420

Jennifer.Buell@agenusbio.com